Exhibit 10.10

STOCK OPTION GRANT AGREEMENT

THIS GRANT AGREEMENT is made as of the ____ day of _________________, by and between PREMIER COMMUNITY BANKSHARES, INC., a Virginia corporation (the Company) and _______________, Board of Director (Director).

1.

Grant of Options.  The Company, in accordance with the 2002 Long-Term Incentive Plan adopted by the Directors of the Company on October 9, 2001 and approved by the shareholders of the Company on May 7, 2002 (the Plan), hereby grants to Director the option (Option) to purchase _____ shares of its Common Stock at the purchase price of $_____ per share. Of these shares, zero shares shall be considered incentive stock options, and 4,000 shares shall be considered non-qualified stock options.

2.

Duration of Options.  The Option granted herein shall in no event be exercisable later than ten years from the date hereof.

3.

Vesting of Options.  Each Option shall vest in increments as follows, 25% of shares vested on grant date and 25% vested annually on the grant anniversary date over the next three years, such installments to be cumulative, so that when the right to acquire any shares has accrued, the actual exercise date may occur at any time thereafter until the termination of the option.  Notwithstanding the provisions of the previous sentence, the Option for any shares not vested shall terminate at the time the Director’s tenure on the Board of Directors of the Company or any of its subsidiaries is terminated for any reason (if the Director is a member of the Board of the Company and one of its subsidiaries, the tenure must terminate as to both boards).

In the event of a change in control, wherein another company, corporation, individual, partnership or other entity obtains 20% or more of the voting stock of the Bank, 100% of the shares subject to this grant shall become vested immediately upon the date the change takes place.

4.

Removal or Resignation, Retirement, Death or Cancellation.  In the event that Director is removed or resigns for a reason other than retirement or death, the option must be exercised no later than three (3) months after Director has ceased to be a director of the Company or any of its subsidiaries or, if earlier, no later than the expiration date of the option.  In the event that Director retires or dies while a director of the Company or any of its subsidiaries or is not reelected for a new term, the Option shall be exercised by Director or by the person designated in his will or by his proper legal representative within one (1) year following Director's death or retirement, but in no event later than the expiration date of the Option.  Failure to exercise an outstanding incentive stock option within ninety (90) days of retirement shall result in such option becoming a non-qualified option.

The Option shall be canceled upon the removal or resignation of the Director if the Company determines that such termination is for deliberate, willful or gross misconduct.

5.

Certificate of Compliance.  As of the date hereof, Director certifies that he has not violated any of the conditions set forth in Section 4 above.

6.

Incorporation by Reference. All the terms, conditions and limitations contained in the 2002 Long-Term Incentive Plan are hereby incorporated by reference into this Grant Agreement as if fully set forth herein.

7.

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PREMIER COMMUNITY BANKSHARES, INC.

By: _________________________________

Its: _________________________________

The undersigned hereby accepts the foregoing options and terms and conditions thereof.

_______________________________________

Director

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